Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2016 Financial Results

ARLINGTON, VA, October 25, 2016 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net income of $18.8 million, or $0.81 per diluted share, and non-GAAP core operating income of $14.8 million, or $0.64 per diluted share, for the quarter ended September 30, 2016.  A reconciliation of non-GAAP core operating income to GAAP income (loss) before income taxes appears at the end of this press release.

Third Quarter 2016 Financial Highlights

•	$0.81 per diluted share of GAAP net income
•	$0.64 per diluted share of non-GAAP core operating income
•	$18.83 per share of book value
•	$14.63 per share of tangible book value
•	$0.625 per share dividend

“During the third quarter, the Company’s tangible book value experienced a recovery of capital through the outperformance of its interest rate hedges relative to its agency MBS portfolio, benefiting from rising interest rates, lower volatility and a narrowing of investment spreads,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “Ongoing low rates and steady home price appreciation continued to drive high mortgage refinancing volumes, resulting in elevated prepayment speeds and lower asset yields during the third quarter on the Company’s agency MBS portfolio.  Despite the impact of elevated prepayment speeds, the Company generated non-GAAP core operating income of $0.64 per diluted share and delivered a $0.625 per share dividend to shareholders.  During the third quarter, the Company increased its agency investment allocation of TBA securities to take advantage of higher risk adjusted returns in the TBA dollar roll income market compared to specified agency MBS funded with repurchase agreement financing.  In addition, as the Company’s private-label MBS investments have generally reached their expected investment returns and performance has plateaued, the Company has continued to redeploy its appreciated private-label MBS into agency MBS at expected higher relative returns.”

Other Third Quarter Highlights

As of September 30, 2016, the Company’s agency investment portfolio totaled $4,839 million, consisting of $3,669 million of agency mortgage-backed securities (“MBS”) and $1,170 million of net long to-be-announced (“TBA”) agency securities.  As of September 30, 2016, the Company’s $4,839 million agency portfolio was comprised primarily of the following:

•	$1,170 million of 3.0% 30-year agency TBA securities
•	$1,757 million of 3.5% 30-year specified agency MBS
•	$1,907 million of 4.0% 30-year specified agency MBS

As of September 30, 2016, the Company’s $3,669 million specified agency MBS portfolio had a weighted average amortized cost basis of $105.60 and a weighted average market price of $107.51.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency security, were approximately one percentage point as of September 30, 2016, relatively unchanged compared to weighted average pay-up premiums as of June 30, 2016.

As of September 30, 2016, the Company’s net long TBA securities had a purchase price of $1,164 million and market value of $1,170 million, resulting in a net GAAP carrying fair value of $6 million.  Under GAAP, the Company accounts for its TBA securities as derivative instruments.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements and put and call options on 10-year U.S. Treasury note futures.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of September 30, 2016, the Company had $750 million in notional amount of two-year interest rate swap agreements with a weighted average pay fixed rate of 1.04% and a remaining weighted average maturity of 1.2 years, $500 million in notional amount of three-year interest rate swap agreements with a weighted average pay fixed rate of 1.08% and weighted average maturity of 3.0 years, and $1,500 million in notional amount of ten-year interest rate swap agreements with a weighted average pay fixed rate of 1.89% and a remaining weighted average maturity of 9.4 years.  In addition, the Company had $375 million in notional amount of forward starting two-year interest rate swap agreements that become effective in approximately one year with a weighted average pay fixed rate of 1.13%.

The Company receives a payment on its interest rate swap agreements based on the prevailing three-month LIBOR on the date of reset while the Company makes a payment on its repurchase agreements that is based on a rate that is generally reset monthly.  As of September 30, 2016, the weighted average receive rate on its interest rate swap agreements was 0.84%, an increase of 19 basis points from the prior quarter end.  As of September 30, 2016, the weighted average interest rate on its agency repurchase agreement financing was 0.74%, an increase of 8 basis points from the prior quarter end.  The Company benefits from this spread differential on the notional amount of its interest rate swap agreements to the extent the spread difference remains unchanged.

In addition to interest rate swap agreements, the Company also had a series of contracts whereby the Company either purchased or sold put and call options on 10-year U.S. Treasury note futures to mitigate the interest rate sensitivity of the value of its agency MBS portfolio.  As of September 30, 2016, the Company purchased contracts that provide the Company with the option to put 10-year U.S. Treasury note futures to a counterparty with an equivalent notional amount of $600 million that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 1.71%, and sold contracts that provide a counterparty the option to call 10-year U.S. Treasury note futures from the Company with an equivalent notional amount of $600 million that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 1.39%.  In order to limit its exposure on the sold call options from a significant fall in long-term interest rates, the Company also purchased contracts that provide the Company with the option to call 10-year U.S. Treasury note futures from a counterparty with an equivalent notional amount of $300 million as of September 30, 2016 that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 1.07%.

Interest income less interest expense on short-term financing on the Company’s agency MBS portfolio for the third quarter of 2016 and 2015 was $17.9 million and $24.2 million, respectively.  For the quarters ended September 30, 2016 and 2015, the amortization of the Company’s net premium on its agency MBS was $8.9 million and $9.3 million, respectively, and its weighted average yield on its agency MBS was 2.60% and 2.81%, respectively. The actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 12.64% and 10.30% for the third quarters of 2016 and 2015, respectively.

For the quarters ended September 30, 2016 and 2015, the Company reported TBA dollar roll income of $5.3 million and $1.9 million, respectively.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA securities as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

During the third quarter of 2016, the Company recorded net investment gains on its agency investment portfolio of $9.3 million and net investment gains on its related interest rate derivative hedging instruments of $8.4 million for a net investment gain on its hedged agency portfolio of $17.7 million.  Excluding TBA dollar roll income and interest rate swap net interest expense included in non-GAAP core operating income, the Company had net investment gains on its agency investment portfolio of $4.0 million and net investment gains on its related interest rate derivative hedging instruments of $13.5 million for a net investment gain on its hedged agency portfolio of $17.5 million, or $0.76 per share.

As of September 30, 2016, the Company’s private-label MBS portfolio consisted of $26.8 million in face value with an amortized cost basis of $17.3 million and a fair value of $21.3 million.  Interest income less interest expense on short-term financing on the Company’s private-label MBS portfolio for the third quarter of 2016 and 2015 was $1.5 million and $3.0 million, respectively, including non-cash accretion of $0.9 million and $1.8 million, respectively.  During the third quarter of 2016, the Company sold private-label MBS for sale proceeds of $67.8 million, which was $0.3 million less than the prior quarter fair value.  Subsequent to September 30, 2016, the Company sold additional private-label MBS for sale proceeds of $13.5 million.

As of September 30, 2016, the Company had $3,371 million of repurchase agreements outstanding with a weighted average rate of 74 basis points secured by an aggregate of $3,555 million of agency MBS at fair value.  As of September 30, 2016, the Company also had $6 million of repurchase agreements outstanding with a weighted average rate of 238 basis points secured by $13 million of private-label MBS at fair value.

Corporate Tax Structure

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of September 30, 2016, the Company’s estimated net operating loss carry-forwards were $91.7 million that begin to expire in 2027 and its estimated net capital loss carry-forwards were $272.2 million that begin to expire in 2019.  The Company’s estimated net operating and net capital loss carry-forwards as of September 30, 2016 are subject to potential adjustments up to the time of filing the Company’s income tax returns.  For GAAP accounting purposes, as of September 30, 2016 the Company had a deferred tax asset of $96.9 million, or $4.20 per share, which reflects a substantial valuation allowance against its net capital loss carry-forwards.  During the third quarter of 2016, the Company recorded an increase in the valuation allowance of $2.7 million.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.625 per share for the third quarter of 2016.  The distribution will be paid on October 31, 2016 to shareholders of record as of September 30, 2016.

The tax characterization of the Company’s distributions to shareholders is determined annually and reported to shareholders on Form 1099-DIV after the end of the calendar year.  As a C-corporation, distributions to shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% tax rate, inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company’s stock.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, October 26, 2016 to discuss the Company’s third quarter of 2016 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$42,761	$36,987
Interest receivable	10,683	11,936
Sold securities receivable	62,516	—
Mortgage-backed securities, at fair value
Private-label	21,304	130,553
Agency	3,669,259	3,865,316
Derivative assets, at fair value	7,870	12,991
Deferred tax assets, net	96,891	97,530
Deposits	120,537	29,429
Other assets	2,776	18,197
Total assets	$4,034,597	$4,202,939
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,376,898	$2,834,780
Federal Home Loan Bank advances	—	786,900
Interest payable	1,449	2,436
Accrued compensation and benefits	4,315	5,170
Dividend payable	15,060	14,504
Derivative liabilities, at fair value	68,084	553
Purchased securities payable	59,763	—
Other liabilities	1,239	1,132
Long-term debt	73,601	73,433
Total liabilities	3,600,409	3,718,908
Equity:
Common stock	230	230
Additional paid-in capital	1,899,754	1,898,085
Accumulated other comprehensive income, net of taxes	4,685	12,371
Accumulated deficit	(1,470,481)	(1,426,655)
Total equity	434,188	484,031
Total liabilities and equity	$4,034,597	$4,202,939
Book value per share	$18.83	$21.05
Tangible book value per share (1)	$14.63	$16.81
Shares outstanding (in thousands) (2)	23,056	22,994

(1) Tangible book value represents total stockholders' equity less net deferred tax assets.

(2) Represents shares of Class A common stock and Class B common stock outstanding plus vested restricted stock units convertible into Class A common stock less unvested restricted Class A common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Third Quarter 2016	Second Quarter 2016	Third Quarter 2015
Interest income
Agency mortgage-backed securities	$23,917	$23,408	$27,989
Private-label mortgage-backed securities	1,655	2,808	3,249
Other	82	135	1
Total interest income	25,654	26,351	31,239
Interest expense
Short-term debt	6,193	5,509	3,989
Long-term debt	1,197	1,194	1,176
Total interest expense	7,390	6,703	5,165
Net interest income	18,264	19,648	26,074
Investment gain (loss), net
Realized gain (loss) on sale of available-for-sale investments, net	2,439	(593)	969
Other-than-temporary impairment charges	-	(1,638)	-
Gain on trading investments, net	2,468	27,665	36,889
Gain (loss) from derivative instruments, net	15,196	(34,381)	(97,627)
Other, net	619	-	12
Total investment gain (loss), net	20,722	(8,947)	(59,757)
General and administrative expenses
Compensation and benefits	3,430	2,756	2,071
Other general and administrative expenses	1,200	4,916	1,379
Total general and administrative expenses	4,630	7,672	3,450
Income (loss) before income taxes	34,356	3,029	(37,133)
Income tax provision (benefit)	15,543	(9,865)	15,497
Net income (loss)	$18,813	$12,894	$(52,630)
Basic earnings (loss) per share	$0.82	$0.56	$(2.29)
Diluted earnings (loss) per share	$0.81	$0.56	$(2.29)
Weighted average shares outstanding (in thousands)
Basic	23,038	23,003	23,021
Diluted	23,349	23,070	23,021
Other comprehensive income (loss), net of taxes
Unrealized losses on available-for-sale securities	$(221)	$(1,006)	$(2,451)
Reclassification in investment gain (loss), net, related to sales and other-than-temporary impairment charges on available-for-sale securities	(2,324)	775	(1,122)
Comprehensive income (loss)	$16,268	$12,663	$(56,203)

The following tables present information on the Company’s investment and hedge portfolio as of September 30, 2016 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$3,664,728
Inverse interest-only agency MBS	4,531
Total agency MBS	3,669,259
Net long agency TBA position	1,169,899
Total	$4,839,158

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Life
30-year fixed rate:
3.5%	$1,652,087	$87,457	$1,739,544	$17,771	$1,757,315	$106.37	3.50%	5.8
4.0%	1,756,655	103,601	1,860,256	47,133	1,907,389	108.58	4.00%	4.8
5.5%	21	—	21	3	24	114.00	5.50%	5.2
Total/weighted-average	$3,408,763	$191,058	$3,599,821	$64,907	$3,664,728	107.51	3.76%	5.3

Net long agency TBA position:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
30-year 3.0% coupon securities	$1,125,000	$1,163,633	$1,169,899	$6,266

Private-label MBS (excluding interest-only securities):

Face value	$26,821
Discount	$(9,553)
Amortized cost	$17,268
Net unrealized gain	$3,939
Fair market value	$21,207
Fair market value (as a % of face value)	79.1%
Quarterly GAAP yield (annualized)	11.57%
Weighted average coupon	4.54%
Three-month voluntary prepayment rate (annualized)	1.8%
60+ days delinquent	10.5%
Three-month default rate (annualized)	10.2%
Three-month loss severity rate (1)	18.9%
Three-month credit loss rate (annualized) (2)	1.9%
(1)	Represents a “loss-given-default” rate. Private-label MBS collateral pools which experienced no defaults within the three-month historical period are excluded from the loss severity rate calculation.
(2)	Calculated as the three-month default rate multiplied by the three-month loss severity rate.

Interest Rate Swaps Currently Effective:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$1,250,000	1.06%	1.9	$(2,953)
3 to 10 years	1,500,000	1.89%	9.4	(64,235)
Total / weighted-average	$2,750,000	1.51%	6.0	$(67,188)

Forward-Starting Interest Rate Swaps:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Term After Effective Date (Years)	Fair Value
Effective in approximately 1 year	$375,000	1.13%	2.0	$67

Options on 10-year U.S. Treasury Note Futures:

	Notional Amount	Implied Strike Rate (1)	Net Fair Value
Purchased put options:
October 2016 maturity	$500,000	1.72%	$781
November 2016 maturity	100,000	1.67%	625
Total / weighted average for purchased put options	$600,000	1.71%	1,406
Sold call options:
October 2016 maturity	$500,000	1.38%	(469)
November 2016 maturity	100,000	1.44%	(390)
Total / weighted average for sold call options	$600,000	1.39%	(859)
Purchased call options:
October 2016 maturity	$300,000	1.07%	94
			$641
(1)	The implied strike rate is estimated based upon the weighted average strike price per option contract and the price of an equivalent U.S. Treasury note futures contract.

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income”.  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total other expenses” of the consolidated statements of comprehensive income less stock-based compensation expense. For the three months ended June 30, 2016, core general and administrative expenses also exclude non-recurring expenses related to the 2016 proxy contest that are in excess of those normally incurred for an annual meeting of shareholders.

Non-GAAP Core Operating Income for the Three Months Ended September 30, 2016 and June 30, 2016

The following table presents the Company’s computation of core operating income for the third and second quarters of 2016, respectively (unaudited, amounts in thousands, except per share amounts):

	Third Quarter 2016	Second Quarter 2016
GAAP net interest income	$18,264	$19,648
TBA dollar roll income	5,321	3,719
Interest rate swap net interest expense	(5,126)	(4,376)
Economic net interest income	18,459	18,991
Core and general administrative expenses	(3,612)	(3,444)
Non-GAAP core operating income	$14,847	$15,547

Non-GAAP core operating income per diluted share	$0.64	$0.67
Weighted average diluted shares outstanding	23,349	23,070

The following table provides a reconciliation of GAAP pre-tax net income to non-GAAP core operating income for the third and second quarters of 2016, respectively (unaudited, amounts in thousands):

	Third Quarter 2016	Second Quarter 2016
GAAP income before income taxes	$34,356	$3,029
Less:
Total investment (gain) loss, net	(20,722)	8,947
Stock-based compensation expense	1,018	647
Non-recurring proxy contest related expenses	-	3,581
Add back:
TBA dollar roll income	5,321	3,719
Interest rate swap net interest expense	(5,126)	(4,376)
Non-GAAP core operating income	$14,847	$15,547

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.

Non-GAAP Core Operating Income for Fiscal Year 2015

Beginning in the first quarter of 2016, the Company retrospectively applied its revised definition of core operating income to the quarterly and annual periods of fiscal year 2015.  The Company notes, however, that the non-GAAP core operating income measures computed for prior year periods are not directly comparable to the results computed for the three month periods ended September 30, 2016 and June 30, 2016, as the Company solely utilized hedging instruments other than interest rate swap agreements prior to November 2015.  The economic costs or benefits of hedging instruments other than interest rate swap agreements do not affect the computation of non-GAAP core operating income.  The results of the Company’s retrospective application of its revised definition of core operating income to fiscal year 2015 are presented in the following table (unaudited, amounts in thousands, except per share amounts):

	Fiscal Year 2015
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
GAAP net interest income	$102,374	$25,807	$26,074	$23,711	$26,782
TBA dollar roll income	6,743	2,353	1,896	2,235	259
Interest rate swap net interest expense	(1,282)	(1,282)	—	—	—
Economic net interest income	107,835	26,878	27,970	25,946	27,041
Core general and administrative expenses	(13,642)	(3,121)	(3,639)	(3,575)	(3,307)
Non-GAAP core operating income	$94,193	$23,757	$24,331	$22,371	$23,734

Non-GAAP core operating income per diluted share	$4.08	$1.03	$1.05	$0.97	$1.03
Weighted average diluted shares outstanding	23,088	23,066	23,065	23,098	23,096

The following table provides a reconciliation of GAAP pre-tax net income to non-GAAP core operating income for fiscal year 2015 (amounts in thousands):

	Fiscal Year 2015
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
GAAP income (loss) before income taxes	$(30,842)	$23,486	$(37,133)	$12,248	$(29,443)
Less:
Total investment (gain) loss, net	118,429	(1,653)	59,757	7,518	52,807
Stock-based compensation expense	1,145	853	(189)	370	111
Add back:
TBA dollar roll income	6,743	2,353	1,896	2,235	259
Interest rate swap net interest expense	(1,282)	(1,282)	—	—	—
Non-GAAP core operating income	$94,193	$23,757	$24,331	$22,371	$23,734